Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2011 Third Quarter Consolidated Financial Results

BETHLEHEM, PA – November 2, 2011 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the third quarter of 2011.

Quarterly Highlights

•	The Company completed the acquisition of DNA Genotek Inc. (“DNAG”) on August 17, 2011.

•

Consolidated revenues totaled $21.7 million for the quarter, a 14% increase from the comparable period of 2010. Revenues included $19.7 million from OraSure operations and $2.0 million from DNAG operations. The Company had previously forecasted $19.0 to $19.5 million in third quarter revenues for OraSure operations, exclusive of DNAG performance.

•

Non-GAAP adjusted net loss per share for the quarter totaled $0.03, which excludes both DNAG financial results and certain costs incurred by OraSure as a result of the acquisition. This compares to a $.07 per share net loss previously forecasted for the Company, exclusive of DNAG results and certain acquisition costs. The GAAP consolidated net loss for the quarter was $0.08 per share.

•

During the quarter, the Company completed the final clinical study required in connection with FDA approval of an at-home HIV test and submitted additional data requested by the FDA in support of its pending CLIA (Clinical Laboratory Improvement Amendments of 1988) waiver submission for the Company’s OraQuick® rapid HCV test.

“We enjoyed a highly productive third quarter and we are very pleased with the Company’s performance,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our financial results were strong with the OraSure base business exceeding our guidance on both the top and bottom lines and we closed the DNA Genotek acquisition. In addition, we made excellent progress against our strategic initiatives by completing the final clinical study for our OraQuick® HIV over-the-counter test and submitting additional data in support of our CLIA submission for our OraQuick® HCV test. We look forward to ending 2011 with a successful fourth quarter.”

Financial Results

The Company recorded consolidated revenues of $21.7 million for the three months ended September 30, 2011, compared to $19.0 million for the three months ended September 30, 2010. Revenues for the third quarter included $2.0 million contributed by DNAG for the period following the closing of the acquisition.

Excluding the DNAG sales, product revenues for the current quarter increased 6% primarily as a result of higher sales of the Company’s infectious disease testing and cryosurgical systems products, partially offset by lower sales of its substance abuse and insurance risk assessment products. The higher product revenues were partially offset by a reduction in licensing and product development revenues caused by a decrease in royalties received pursuant to the Company’s license and settlement agreement with Merck.

The Company reported a consolidated net loss of $3.9 million, or $0.08 per share, for the third quarter of 2011, compared to net income of $274,000, or $0.01 per share, for the third quarter of 2010. The consolidated results included $0.02 of loss attributable to a purchase accounting adjustment discussed below. DNAG’s operating results were impacted by the incurrence of $380,000 of amortization of intangibles in connection with the acquisition. The consolidated net loss also included $0.03 of loss resulting from certain transaction costs incurred by OraSure as a result of the acquisition.

The purchase accounting adjustment was required to write up DNAG’s inventory from production cost to fair market value as of the acquisition date. For the third quarter, this adjustment increased DNAG’s cost of products sold by $763,000 based on the amount of the adjusted inventory sold during that period. The remainder of the inventory write up is expected to increase fourth quarter cost of products sold by $115,000 calculated at September 30, 2011 exchange rates.

For the nine months ended September 30, 2011, the Company recorded total revenues of $58.2 million, compared to $56.2 million for the nine months ended September 30, 2010. Revenues for the 2011 period included the $2.0 million contributed by DNAG.

Excluding the DNAG sales, product revenues for the current nine month period increased 5% as a result of higher sales of the Company’s infectious disease and substance abuse testing products, partially offset by lower cryosurgical systems and insurance risk assessment revenues. This increase was partially offset by lower licensing and product development revenues caused by the absence of $2.0 million in milestone payments received from Merck during the year ago period under the terms of the Company’s collaboration with Merck related to the development and promotion of the OraQuick® rapid HCV test.

The Company recorded a consolidated net loss of $8.9 million, or $0.19 per share, for the nine months ended September 30, 2011, compared to a net loss of $2.5 million, or $0.05 per share, for the nine months ended September 30, 2010. The consolidated net loss for 2011 included the loss attributable to the purchase accounting adjustment and the transaction costs incurred by OraSure described above.

Consolidated gross margin for the three months ended September 30, 2011 was 63% compared to 62% for the three months ended September 30, 2010. Consolidated gross margin for the nine months ended September 30, 2011 was 64%, compared to 63% for the comparable nine months of 2010. Gross margin in both periods of 2011 was negatively impacted by the purchase accounting adjustment related to the write up of DNAG inventory. This adjustment accounted for 350 and 130 basis points of margin for the three and nine months ended September 30, 2011, respectively. Gross margins in the 2011 periods benefitted from the inclusion of DNAG results, lower direct labor costs and improved absorption of overhead costs as a result of staffing optimization and a change to automated manufacturing during 2011.

Consolidated operating expenses for the third quarter of 2011 increased to $17.8 million, from $11.5 million in the comparable period of 2010, and to $46.2 million for the nine months ended September 30, 2011, from $37.8 million for the first nine months of 2010. These increases resulted primarily from the inclusion of DNAG operating expenses, higher research and development expenses due to clinical trial spending related to the Company’s OraQuick® HIV over-the-counter product and higher legal, accounting, consultant and other transaction costs incurred by OraSure in connection with the DNAG acquisition.

Fourth Quarter 2011 Outlook

The Company expects total consolidated revenues of approximately $22.0 to $23.0 million for the fourth quarter of 2011 and a fourth quarter net loss of approximately $0.07 - $0.08 per share.

Financial Data

	Condensed Consolidated Financial Data
	(In thousands, except per-share data)
	Unaudited
	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Results of Operations
Revenues	$21,714	$19,034	$58,191	$56,197
Cost of products sold	8,120	7,220	21,070	20,802

Gross profit	13,594	11,814	37,121	35,395

Operating expenses:
Research and development	5,546	3,008	15,110	9,143
Sales and marketing	5,742	4,593	16,026	15,898
General and administrative	6,510	3,924	15,103	12,776

Total operating expenses	17,798	11,525	46,239	37,817

Operating income (loss)	(4,204)	289	(9,118)	(2,422)
Other expense	(30)	(15)	(153)	(52)

Income (loss) before income taxes	(4,234)	274	(9,271)	(2,474)
Income tax benefit	(315)	—	(315)	—

Net income (loss)	$(3,919)	$274	$(8,956)	$(2,474)

Earnings (loss) per share:
Basic and Diluted	$(0.08)	$0.01	$(0.19)	$(0.05)

Weighted average shares:
Basic	47,028	46,213	46,788	46,176

Diluted	47,028	46,566	46,788	46,176

Non-GAAP Financial Measure

In this press release, the Company has provided adjusted net loss as a non-GAAP financial measure. The Company believes this non-GAAP measure provides investors with an additional analytical tool for understanding the Company’s financial performance by excluding the impact of certain items that may obscure trends in the core operating performance of the business. In particular, this measure excludes certain non-operating and non-cash expenses that management believes are not indicative of the Company’s core operating results. Non-GAAP adjusted net loss represents the consolidated GAAP net loss exclusive of DNAG operating results, certain transaction costs incurred by

OraSure in connection with the acquisition and the purchase accounting adjustment described above.

This financial measure is not recognized under U.S. GAAP and may not be comparable to similar measures used by other companies. Accordingly, while the Company believes that disclosing non-GAAP financial measures allows for greater transparency in the review of its underlying financial performance, investors are cautioned not to consider such measures to be substitutes for, or superior than, consolidated net loss determined in accordance with GAAP.

The following reconciles the non-GAAP adjusted net loss to the consolidated GAAP net loss for the three months ended September 30, 2011.

	(In thousands, except per share data)
	Unaudited
	OraSure Technologies, Inc. Results (Non-GAAP Adjusted Net Loss)	Adjust for Acquisition Related Costs Note 1	Adjust for DNA Genotek, Inc. Results Note 2	Purchase Accounting Adjustment Note 3	Consolidated Results (GAAP Net Loss)
Results of Operations
Revenues	$19,692	$—	$2,022	$—	$21,714
Gross profit	12,936	—	1,421	(763)	13,594
Gross margin	66%		70%		63%
Total operating expenses	14,754	1,507	1,537	—	17,798
Operating loss	(1,818)	(1,507)	(116)	(763)	(4,204)
Net loss	$(1,611)	$(1,507)	$(38)	$(763)	$(3,919)

Loss per share:	$(0.03)	$(0.03)	$—	$(0.02)	$(0.08)

The following reconciles non-GAAP adjusted net loss to the consolidated GAAP net loss for the nine months ended September 30, 2011.

	(In thousands, except per share data)
	Unaudited
	OraSure Technologies, Inc. Results (Non-GAAP Adjusted Net Loss)	Adjust for Acquisition Related Costs Note 1	Adjust for DNA Genotek, Inc. Results Note 2	Purchase Accounting Adjustment Note 3	Consolidated Results (GAAP Net Loss)
Results of Operations
Revenues	$56,169	$—	$2,022	$—	$58,191
Gross profit	36,463	—	1,421	(763)	37,121
Gross margin	65%		70%		64%
Total operating expenses	43,195	1,507	1,537	—	46,239
Operating loss	(6,732)	(1,507)	(116)	(763)	(9,118)
Net loss	$(6,648)	$(1,507)	$(38)	$(763)	$(8,956)

Loss per share:	$(0.14)	$(0.03)	$—	$(0.02)	$(0.19)

Note 1 – Represents success-based investment banking fees incurred by OraSure at the time of the closing of the DNAG acquisition. Additional legal, accounting, tax and consulting costs of $629,000 and $1,028,000 were incurred by OraSure in connection with the acquisition, and are included in the results reported in the first column for the three and nine month periods ended September 30, 2011, respectively.

Note 2 – The DNAG results include non-cash charges of $380,000 for the three and nine months ended September 30, 2011, related to the amortization of intangibles recorded in connection with the acquisition.

Note 3 – In connection with the DNAG acquisition, a purchase accounting adjustment totaling approximately $892,000 was recorded to write up DNAG’s inventory from actual production cost to fair market value at the date of acquisition. Of this amount, $763,000 was included in cost of products sold during the three and nine months ended September 30, 2011 to reflect the amount of adjusted inventory sold during those periods.

	Three Months Ended September 30,
	Dollars			Percentage of Total Revenues
Market	2011	2010	% Change	2011	2010
Infectious disease testing	$11,854	$10,843	9%	55%	57%
Substance abuse testing	2,765	3,019	(8)	13	16
Cryosurgical systems	3,395	3,008	13	16	16
Molecular collection systems	2,022	—	100	9	—
Insurance risk assessment	1,399	1,529	(9)	6	8

Product revenues	21,435	18,399	17	99	97
Licensing and product development	279	635	(56)	1	3

Total revenues	$21,714	$19,034	14%	100%	100%

	Nine Months Ended September 30,
	Dollars			Percentage of Total Revenues
Market	2011	2010	% Change	2011	2010
Infectious disease testing	$33,100	$30,297	9%	57%	54%
Substance abuse testing	9,011	8,785	3	16	16
Cryosurgical systems	8,907	9,122	(2)	15	16
Molecular collection systems	2,022	—	100	3	—
Insurance risk assessment	4,145	4,471	(7)	7	8

Product revenues	57,185	52,675	9	98	94
Licensing and product development	1,006	3,522	(71)	2	6

Total revenues	$58,191	$56,197	4%	100%	100%

	Three Months Ended September 30,			Nine Months Ended September 30,
OraQuick® Revenues	2011	2010	% Change	2011	2010	% Change
Domestic	$10,342	$10,102	2%	$29,411	$28,083	5%
International	971	436	123	2,574	1,089	136

Total OraQuick® revenues	$11,313	$10,538	7%	$31,985	$29,172	10%

	Three Months Ended September 30,			Nine Months Ended September 30,
Intercept® Revenues	2011	2010	% Change	2011	2010	% Change
Domestic	$1,947	$1,913	2%	$5,909	$5,391	10%
International	438	562	(22)	1,472	1,522	(3)

Total Intercept® revenues	$2,385	$2,475	(4)%	$7,381	$6,913	7%

	Three Months Ended September 30,			Nine Months Ended September 30,
Cryosurgical Systems Revenues	2011	2010	% Change	2011	2010	% Change
Professional domestic	$2,042	$1,690	21%	$5,097	$4,476	14%
Professional international	402	326	23	989	865	14
Over-the-Counter	951	992	(4)	2,821	3,781	(25)

Total cryosurgical systems revenues	$3,395	$3,008	13%	$8,907	$9,122	(2)%

Consolidated Balance Sheets (Unaudited)	September 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$21,374	$75,738
Accounts receivable, net	14,361	12,471
Inventories	9,448	7,346
Other current assets	2,239	1,930
Property and equipment, net	20,000	19,611
Intangible assets, net	29,246	—
Goodwill	25,939	—
Other non-current assets	200	5,424

Total assets	$122,807	$122,520

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$7,417	$7,791
Accounts payable	3,485	2,899
Accrued expenses	9,397	8,987
Deferred income taxes	6,534	—
Stockholders’ equity	95,974	102,843

Total liabilities and stockholders’ equity	$122,807	$122,520

	Nine months ended September 30,
Additional Financial Data (Unaudited)	2011	2010
Capital expenditures	$1,806	$1,643
Acquisition of DNA Genotek, Inc.	$50,710	$—
Depreciation and amortization	$3,011	$2,101
Stock based compensation	$3,016	$2,479
Cash provided by (used in) operating activities	$(4,079)	$241
Accounts receivable – days sales outstanding	67 days	64 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2011 third quarter financial results, business developments and certain 2011 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #18091365, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until November 9, 2011, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #18091365.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In addition, through its wholly-owned subsidiary, DNA Genotek Inc., the Company also is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions.

These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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